Exhibit 99.1

FOR IMMEDIATE RELEASE:	November 27, 2012
CONTACT:	Doug Hemer
Aetrium Incorporated
(651) 773-4274
NASDAQ:	ATRM

Shareholder Activist Group Unsuccessful in
Attempt to Take Control of Aetrium Incorporated

St. Paul, Minn (11/27/12)—Aetrium Incorporated (Nasdaq:ATRM) today announced that no business was conducted at its special shareholders meeting held on November 26, 2012 due to lack of a quorum. As a result, the dissident group was unsuccessful in its attempt to take control of the company and failed to have any of its proposals approved by shareholders.

 “We have always believed that an amicable settlement is in the best interests of our shareholders,” said Joseph C. Levesque, Aetrium’s president and chief executive officer.  “To that end we have offered the dissident shareholders multiple opportunities to join our board and work with us to move the company forward. They have refused all of our offers to resolve the control issues through negotiation and now seem to indicate that they will pursue litigation instead. We do not believe the cost and distraction of litigation is in the best interests of our shareholders. The dissident shareholders have no industry knowledge, they are unfamiliar with our customers and products, and they have offered no credible plan to move the company forward. We believe it is our fiduciary responsibility to our shareholders to resist the dissident shareholders group in their efforts to take control of the company. All of our efforts to date have been done with our shareholders best interests in mind and we will continue in that manner. Our seasoned, experienced and knowledgeable management team remains committed to the hard work of earning expanded customer allegiance through our proprietary products meeting customers’ most compelling needs and supported through superior service. Likewise, we remain dedicated to delivering solid profitability to our shareholders through cost management and operational excellence as industry conditions normalize. There is nothing like performance to demonstrate worth, however, and we will continue to strive to maximize shareholder value.  As we previously stated, and as we believe our shareholders desire, we would welcome constructive dialogue with the dissident group so that we may amicably resolve this situation and move forward in the best interests of all Aetrium shareholders.”

Certain matters in this news release are forward-looking statements which are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, but are not limited to, adverse domestic or global economic conditions, slowing growth in the demand for semiconductor devices, the volatility and cyclicality of the microelectronics industry, changes in the rates of capital expenditures by semiconductor manufacturers, progress of product development programs, unanticipated costs associated with the integration or restructuring of operations, and other risk factors set forth in the Company’s SEC filings, including its Form 10-K for the year ended December 31, 2011 and its Form 10-Q for the quarter ended September 30, 2012.

Aetrium, based in North St. Paul, Minnesota, is a leading supplier of proprietary technologies and equipment that are used by the worldwide semiconductor industry to test ICs.  The company’s products are used by customers to advance reliability, improve quality, increase product yield or improve manufacturing processes.  Aetrium’s common stock is publicly traded on the Nasdaq market under the symbol ATRM.  More information about Aetrium is available on the internet at www.Aetrium.com.